EXHIBIT 8

LIST OF EXECUTIVE OFFICERS AND DIRECTORS

OF CAPITAL INTERNATIONAL CDPQ INC.

DIRECTORS	BUSINESS ADDRESS	PRINCIPAL OCCUPATION
Ginette Depelteau	Caisse de dépôt et placement du Québec 1000, place Jean-Paul-Riopelle Montréal (Québec) H2Z 2B3	Vice-president and General Secretary

Normand Provost	Capital d’Amérique CDPQ inc. 1000, place Jean-Paul-Riopelle Montréal (Québec) H2Z 2B3	President

OFFICERS	BUSINESS ADDRESS	PRINCIPAL OCCUPATION
Normand Provost	Capital International CDPQ inc. 1000, place Jean-Paul-Riopelle Montréal (Québec) H2Z 2B3	President

Ginette Depelteau	Same	Corporate Secretary

Marie-Martine Boileau	Same	Assistant Corporate Secretary

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